Exhibit 99.1

FOR IMMEDIATE RELEASE

Tri-Continental Corporation (NYSE: TY) Announces Agreement with Certain Stockholders, including Western Investment LLC

NEW YORK, August 19, 2008 – Tri-Continental Corporation (the “Fund”) (NYSE: TY) today announced that it had entered into an agreement with a stockholder group (the “Group”) including Western Investment LLC whereby the members of the Group have agreed to cast their votes at the Fund’s upcoming special meeting of stockholders in accordance with the recommendations of the Fund’s board. The special meeting is scheduled for October 7, 2008.

Stockholders are being asked to approve an investment management services agreement (the “New Agreement”) between the Fund and RiverSource Investments, LLC (“RiverSource”), a wholly owned subsidiary of Ameriprise Financial, Inc. Stockholders will also consider and vote on the election of 10 directors to the Fund’s board. On July 7, 2008 it was announced that RiverSource agreed to acquire J. & W. Seligman & Co. Incorporated, the Fund’s manager (“Seligman”).

The Fund has agreed that, if stockholders approve the New Agreement with RiverSource and RiverSource’s acquisition of Seligman is completed, the Fund will promptly commence an in-kind tender offer for 35% of its then outstanding shares of common stock. The purchase price in the in-kind tender offer will be 99.25% of the net asset value per share at the close of business on the trading day following the expiration of the offer and will be payable by means of a distribution of a portion of the Fund’s investment portfolio, including distributable securities and cash, in such a manner that each stockholder whose shares are purchased will receive assets representing, as closely as reasonably practicable, a pro rata share of the Fund’s investment portfolio.

The Fund has also agreed to commence, promptly upon completion and settlement of the in-kind tender offer, a cash tender offer for 12.5% of its then outstanding shares of common stock. The purchase price in the cash tender offer will be 99.25% of the net asset value per share at the close of business on the trading day following the expiration of the cash tender offer. The Fund will not be obligated to commence the cash tender offer if the volume-weighted average price of the Fund’s common stock during the five trading days preceding the expiration of the in-kind tender offer is 99.25% or more of the average of the common stock’s daily net asset value per share during that period.

The agreement with the Group also provides that the Fund will continue its current distribution policy and open-market repurchase policy until at least December 31, 2008. The Fund’s obligation to commence each tender offer is subject to customary conditions.

In addition to their agreement to support the recommendations of the Fund’s board at the special meeting, the members of the Group have each agreed to refrain from taking certain actions in respect of the Fund that might affect control or management of the Fund. The members of the Group and the Fund have also agreed to general releases of each other.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. The tender offers referred to in this announcement will be made only by offers to purchase and related letters of transmittal. Stockholders of the Fund should read the tender offer statements, when available, carefully, because they will contain important information on the Fund and the tender offers. Stockholders may obtain the tender offer statements and other filed documents, when available, for free at the SEC’s web site at http://www.sec.gov or from Seligman Data Corp., the Fund’s shareholder servicing agent at 1-800-TRI-1092.

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Tri-Continental Corporation is one of the nation’s largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 1-800-TRI-1092. The prospectus should be read carefully before investing in the Fund.

Contact:

Media:

Mary Ann Susco, (212) 850-1382

suscom@jwseligman.com

or

Stockholder:

Marco Acosta, (212) 850-1333

acostam@jwseligman.com

You may contact Western Investment LLC:

Telephone:	(801) 568-1400
Email:	info@fixmyfund.com